Exhibit 99.1

The New York Times Company Reports 2018 First-Quarter Results

NEW YORK--(BUSINESS WIRE)--May 3, 2018--The New York Times Company (NYSE: NYT) announced today first-quarter 2018 diluted earnings per share from continuing operations of $.13 compared with $.08 earnings per share in the same period of 2017. Adjusted diluted earnings per share from continuing operations (defined below) was $.17 in the first quarter of 2018 compared with $.10 in the first quarter of 2017.

Operating profit rose to $34.1 million in the first quarter of 2018 from $27.8 million in the same period of 2017, principally driven by strong digital subscription revenues, which were partially offset by higher operating costs and lower print advertising revenues. Adjusted operating profit (defined below) increased to $55.5 million in the first quarter of 2018 compared with $50.2 million in the first quarter of 2017.

Mark Thompson, president and chief executive officer, The New York Times Company, said, “In the first quarter, we saw increases in revenue and overall profitability and continued solid growth in our digital subscription business. The strong demand for the high quality, independent journalism that The Times produces resulted in a 139,000 net increase in digital-only subscriptions for the quarter. We’re seeing good retention of new cohorts of subscribers and continue to believe there is a big opportunity to further grow this increasingly important part of our business. Subscription revenues accounted for nearly two-thirds of the Company’s revenues and, as we continue to adapt our subscription model and introduce new products, we expect that trend to continue.

“Turning to advertising, Q1 saw a good performance in print, the best since the third quarter of 2015, with just a 2 percent decline year-over-year. However, as predicted, we had a subdued start to year in digital advertising, with a 6 percent decline in the quarter, driven in part by the lumpiness of our growing strategic partnership business, and the fact that audiences in the quarter, while strong, did not quite reach the peaks of the immediate post-election and inauguration period a year earlier. We expect another down quarter in digital advertising in Q2, but are confident that we will return to solid year-over-year growth in the third quarter.”

Comparisons
Unless otherwise noted, all comparisons are for the first quarter of 2018 to the first quarter of 2017.

In the first quarter of 2018, the Company adopted Accounting Standards Update 2017-07 Compensation— Retirement Benefits (Topic 715): Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Benefit Cost (“ASU 2017-07”). The Company has recast its first quarter 2017 results to reflect the impact of the adoption of ASU 2017-07 for comparability purposes; there was no impact to first quarter 2017 net income as a result of the adoption. Refer to the Condensed Consolidated Statement of Operations for more details.

This release presents certain non-GAAP financial measures, including diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs). Refer to Reconciliation of Non-GAAP Information in the exhibits for a discussion of management’s reasons for the presentation of these non-GAAP financial measures and reconciliations to the most comparable GAAP financial measures.

In connection with the adoption of ASU 2017-07 in the first quarter of 2018, the Company modified its definitions of adjusted operating profit, adjusted operating costs and non-operating retirement costs in response to changes in the GAAP presentation of single employer pension and postretirement benefit costs. For comparability purposes, the Company has also presented each of its non-GAAP financial measures for the first quarter of 2017 and the full year 2017 reflecting the recast of its financial statements for such periods to account for the adoption of ASU 2017-07 and the revised definitions of the non-GAAP financial measures. In the revised full year 2017 presentation of non-GAAP financial measures, the Company’s adjusted diluted earnings per share from continuing operations decreased by $.04 from $.80 to $.76, its adjusted operating costs increased by $9.7 million, and its adjusted operating profit decreased by the same amount, in each case compared to the previously reported amounts. Refer to Reconciliation of Non-GAAP Information in the exhibits for more details.

First-quarter 2018 results included the following special items:

  A $1.9 million charge ($1.4 million after tax or $.01 per share) in connection with the redesign and consolidation of space in our headquarters building.

First-quarter 2017 results included the following special items:

  A $2.4 million pre-tax expense ($1.4 million after tax or $.01 per share) related to the redesign and consolidation of space in our headquarters building.

The Company had severance costs of $2.4 million ($1.8 million after tax or $.01 per share) and $1.6 million ($1.0 million after tax or $.01 per share) in the first quarters of 2018 and 2017, respectively.

Results from Continuing Operations

Revenues
Total revenues for the first quarter of 2018 increased 3.8 percent to $413.9 million from $398.8 million in the first quarter of 2017. Subscription revenues increased 7.5 percent, while advertising revenues decreased 3.4 percent and other revenues increased 5.0 percent.

Subscription revenues in the first quarter of 2018 rose primarily due to growth in recent quarters in the number of subscriptions to the Company’s digital-only products. Revenue from the Company’s digital-only subscription products (which include our news product, as well as our Crossword and Cooking products) increased 25.8 percent compared with the first quarter of 2017, to $95.4 million.

Paid digital-only subscriptions totaled approximately 2,783,000 at the end of the first quarter of 2018, a net increase of 139,000 subscriptions compared with the end of the fourth quarter of 2017 and a 25.5 percent increase compared with the end of the first quarter of 2017. Of the 139,000 additions, 99,000 came from the Company’s digital news products, while the remainder came from the Company’s Cooking and Crossword products.

First-quarter digital advertising revenue decreased 6.0 percent, while print advertising revenue decreased 1.8 percent. Digital advertising revenue was $46.7 million, or 37.2 percent of total Company advertising revenues, compared with $49.7 million, or 38.2 percent, in the first quarter of 2017. The decrease in digital advertising revenue reflected a continued decrease in traditional website display advertising, which more than offset increases in revenue from smartphone advertising.

Other revenues rose 5.0 percent in the first quarter largely due to affiliate referral revenue associated with the product review and recommendation website, Wirecutter and commercial printing revenue, which was partially offset by a decline in our live events business.

Operating Costs
Operating costs increased in the first quarter of 2018 to $378.0 million compared with $368.6 million in the first quarter of 2017, largely due to higher compensation costs, which was partially offset by lower print production and distribution costs. Adjusted operating costs increased to $358.5 million from $348.6 million in the first quarter of 2017.

Raw materials costs were $16.7 million in the first quarter of 2018, flat to the same period in the prior year, as volume declines were mostly offset by higher prices.

Other Data

Other Components of Net Periodic Benefit Costs/(Income)
Other components of net periodic benefit costs/(income) increased $3.2 million primarily due to lower expected returns on pension assets partially offset by lower interest costs.

Interest Expense and Other, net
Interest expense and other, net decreased in the first quarter of 2018 to $4.9 million compared with $5.3 million in the first quarter of 2017 as a result of higher interest income from cash and cash equivalents and marketable securities.

Income Taxes
The Company had income tax expense of $5.3 million in the first quarter of 2018 compared with $10.7 million in the first quarter of 2017. The decrease was primarily due to a reduction in the U.S. federal corporate income tax rate which took effect in 2018, and a tax benefit from stock-based compensation.

Liquidity
As of April 1, 2018, the Company had cash and marketable securities of approximately $749.3 million (excluding restricted cash of approximately $18.1 million, substantially all of which is set aside to collateralize certain workers’ compensation obligations). Included within marketable securities is approximately $63 million of securities used as collateral for letters of credit issued by the Company in connection with the leasing of floors in our headquarters building. Total debt and capital lease obligations were approximately $251.1 million.

Capital Expenditures
Capital expenditures totaled approximately $19 million in the first quarter of 2018 compared with $6 million in the first quarter of 2017. The expenditures were primarily related to improvements at our College Point printing and distribution facility and the ongoing redesign and consolidation of space in our headquarters building.

Outlook
Total subscription revenues in the second quarter of 2018 are expected to increase in the mid-single digits compared to the second quarter of 2017.

Total advertising revenues in the second quarter of 2018 are expected to decrease in the low-teens compared with the second quarter of 2017.

Operating costs are expected to increase in the low-single digits, while adjusted operating costs are expected to increase in the mid-single digits in the second quarter of 2018 compared with the second quarter of 2017.

The Company expects the following on a pre-tax basis in 2018:

  Depreciation and amortization: $60 million to $65 million,
  Interest expense and other, net: $18 million to $21 million, and
  Capital expenditures: $60 million to $70 million.

Conference Call Information
The Company’s first-quarter and full year 2018 earnings conference call will be held on Thursday, May 3 at 11:00 a.m. E.T. Participants can pre-register for the telephone conference at dpregister.com/10118344. To access the call without pre-registration, dial 844-413-3940 (in the U.S.) or 412-858-5208 (international callers). Online listeners can link to the live webcast at investors.nytco.com.

An archive of the webcast will be available beginning about two hours after the call at investors.nytco.com. The archive will be available for approximately three months. An audio replay will be available at 877-344-7529 (in the U.S.) and 412-317-0088 (international callers) beginning approximately two hours after the call until 11:59 p.m. E.T. on Thursday, May 17. The passcode is 10118344.

Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements that involve risks and uncertainties, and actual results could differ materially from those predicted by such forward-looking statements. These risks and uncertainties include changes in the business and competitive environment in which the Company operates, the impact of national and local conditions and developments in technology, each of which could influence the levels (rate and volume) of the Company’s subscriptions and advertising, the growth of its businesses and the implementation of its strategic initiatives. They also include other risks detailed from time to time in the Company’s publicly filed documents, including the Company’s Annual Report on Form 10-K for the year ended December 31, 2017. The Company undertakes no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

The New York Times Company is a global media organization dedicated to enhancing society by creating, collecting and distributing high-quality news and information. The Company includes The New York Times, NYTimes.com and related properties. It is known globally for excellence in its journalism, and innovation in its print and digital storytelling and its business model. Follow news about the company at @NYTimesPR.

Exhibits:	Condensed Consolidated Statements of Operations
Footnotes
Reconciliation of Non-GAAP Information

This press release can be downloaded from www.nytco.com

THE NEW YORK TIMES COMPANY
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars and shares in thousands, except per share data)
	First Quarter
	2018	2017	% Change
Revenues
Subscription(a)	$260,593	$242,375	7.5%
Advertising(b)	125,647	130,028	(3.4%)
Other(c)	27,708	26,401	5.0%
Total revenues	413,948	398,804	3.8%
Operating costs
Production costs(d)	154,341	153,297	0.7%
Selling, general and administrative costs(d)	208,623	199,137	4.8%
Depreciation and amortization	15,041	16,153	(6.9%)
Total operating costs(d)	378,005	368,587	2.6%
Headquarters redesign and consolidation(e)	1,888	2,402	(21.4%)
Operating profit(d)	34,055	27,815	22.4%
Other components of net periodic benefit costs/(income)(d)	2,028	(1,194)	*
Gain from joint ventures	15	173	(91.3%)
Interest expense and other, net	4,877	5,325	(8.4%)
Income from continuing operations before income taxes	27,165	23,857	13.9%
Income tax expense	5,251	10,742	(51.1%)
Net income	21,914	13,115	67.1%
Net (income)/loss attributable to the noncontrolling interest	(2)	66	*
Net income attributable to The New York Times Company common stockholders	$21,912	$13,181	66.2%
Average number of common shares outstanding:
Basic	164,094	161,402	1.7%
Diluted	166,237	162,592	2.2%
Basic earnings per share attributable to The New York Times Company common stockholders	$0.13	$0.08	62.5%
Diluted earnings per share attributable to The New York Times Company common stockholders	$0.13	$0.08	62.5%
Dividends declared per share	$0.04	$0.04	0.0%
* Represents a change equal to or in excess of 100% or not meaningful.
See footnotes pages for additional information.

THE NEW YORK TIMES COMPANY
FOOTNOTES
(Amounts in thousands)

(a)	The following table summarizes digital-only subscription revenues for the first quarter of 2018 and 2017:

		First Quarter
		2018	2017	% Change
	Digital-only subscription revenues:
	News product subscription revenues(1)	$90,577	$72,861	24.3%
	Other product subscription revenues(2)	4,835	2,956	63.6%
	Total digital-only subscription revenues	$95,412	$75,817	25.8%
(1)

Includes revenues from subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.

(2)	Includes revenues from standalone subscriptions to the Company’s Crossword and Cooking products.

The following table summarizes digital-only subscriptions for the first quarter of 2018 and 2017:

	First Quarter
	2018	2017	% Change
Digital-only subscriptions(1):
News product subscriptions(2)	2,330	1,934	20.5%
Other product subscriptions(3)	453	283	60.1%
Total digital-only subscriptions	2,783	2,217	25.5%
(1)	Reflects certain immaterial prior-period corrections.
(2)	Includes subscriptions to the Company’s news product. News product subscription packages that include access to the Company’s Crossword and Cooking products are also included in this category.
(3)	Includes standalone subscriptions to the Company’s Crossword and Cooking products.

(b)	The following table summarizes advertising revenues by category for the first quarters of 2018 and 2017:

		First Quarter 2018			First Quarter 2017			% Change
		Print	Digital	Total	Print	Digital	Total	Print	Digital	Total
	Display	$70,805	$38,700	$109,505	$71,627	$42,976	$114,603	(1.1)%	(9.9)%	(4.4)%
	Classified and Other	8,139	8,003	16,142	8,730	6,695	15,425	(6.8)%	19.5%	4.6%
	Total advertising	$78,944	$46,703	$125,647	$80,357	$49,671	$130,028	(1.8)%	(6.0)%	(3.4)%

(c)

Other revenues primarily consist of revenues from news services/syndication, digital archive licensing, building rental income, affiliate referrals, NYT Live (our live events business), retail commerce, and commercial printing.

(d)

As a result of the adoption of the ASU 2017-07 during the first quarter of 2018, the service cost component of net periodic benefit costs/(income) from our pension and other postretirement benefits plans will continue to be presented within operating costs, while the other components of net periodic benefits costs/(income) such as interest cost, amortization of prior service credit and gains or losses from our pension and other postretirement benefits plans will be separately presented outside of “Operating costs” in the new line item “Other components of net periodic benefits costs/(income)”. The Company has recast the Condensed Consolidated Statement of Operations for the first quarter of 2017 to conform with the current period presentation. This resulted in $0.1 million and $1.1 million of credits being reclassified from “Production costs” and “Selling, general and administrative costs” to “Other components of net periodic benefit costs/(income)” in the first quarter of 2017. This recast increased first quarter 2017 “Operating costs” by $1.2 million while “Operating profit” decreased by the same amount. There was no impact to net income.

(e)

The Company recognized $1.9 million and $2.4 million pre-tax expenses related to the redesign and consolidation of space in our headquarters building in the first quarters of 2018 and 2017, respectively.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

In this release, the Company has referred to non-GAAP financial information with respect to diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations); operating profit before depreciation, amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit); and operating costs before depreciation, amortization, severance and multiemployer pension withdrawal costs (or adjusted operating costs). The Company has included these non-GAAP financial measures because management reviews them on a regular basis and uses them to evaluate and manage the performance of the Company’s operations. Management believes that, for the reasons outlined below, these non-GAAP financial measures provide useful information to investors as a supplement to reported diluted earnings/(loss) per share from continuing operations, operating profit/(loss) and operating costs. However, these measures should be evaluated only in conjunction with the comparable GAAP financial measures and should not be viewed as alternative or superior measures of GAAP results.

As a result of the adoption of ASU 2017-07 during the first quarter of 2018, all single employer pension and other postretirement benefit expenses with the exception of service cost were reclassified from operating costs to “Other components of net periodic benefit costs/(income)”. See note (d) to the Footnotes to the Condensed Consolidated Statement of Operations above. In connection with the adoption of ASU 2017-07, the Company made the following changes to its non-GAAP financial measures in order to align them with the new GAAP presentation:

  Revised the components of non-operating retirement costs to include amortization of prior service credit of single employer pension and other postretirement benefit expenses.
  Revised the definition of adjusted operating profit and adjusted operating costs to exclude only multiemployer pension plan withdrawal costs (which historically have been and continue to be a component of non-operating retirement costs), rather than all non-operating retirement costs. As a result of the adoption of ASU 2017-07 non-operating retirement costs other than multiemployer pension plan withdrawal costs are now separately presented outside of operating costs and accordingly have no impact on operating profit and cost under GAAP, or adjusted operating profit or adjusted operating costs. Multiemployer pension plan withdrawal costs remain in GAAP operating costs and therefore continue to be an adjustment to these non-GAAP measures.

Non-operating retirement costs include (i) interest cost, expected return on plan assets, amortization of actuarial gains and loss components and amortization of prior service credits of single employer pension expense, (ii) interest cost, amortization of actuarial gains and loss components and amortization of prior service credits of retirement medical expense, and (iii) all multiemployer pension plan withdrawal costs.

These non-operating retirement costs are primarily tied to financial market performance and changes in market interest rates and investment performance. Management considers non-operating retirement costs to be outside the performance of the business and believes that presenting adjusted diluted earnings per share from continuing operations excluding non-operating retirement costs and presenting adjusted operating results excluding multiemployer pension plan withdrawal costs, in addition to the Company’s GAAP diluted earnings per share from continuing operations and GAAP operating results, provide increased transparency and a better understanding of the underlying trends in the Company’s operating business performance.

Adjusted diluted earnings per share provides useful information in evaluating the Company’s period-to-period performance because it eliminates items that the Company does not consider to be indicative of earnings from ongoing operating activities. Adjusted operating profit is useful in evaluating the ongoing performance of the Company’s business as it excludes the significant non-cash impact of depreciation and amortization as well as items not indicative of ongoing operating activities. Total operating costs include depreciation, amortization, severance and multiemployer pension plan withdrawal costs. Total operating costs excluding these items provide investors with helpful supplemental information on the Company’s underlying operating costs that is used by management in its financial and operational decision-making.

Management considers special items, which may include impairment charges, pension settlement charges and other items that arise from time to time, to be outside the ordinary course of our operations. Management believes that excluding these items provides a better understanding of the underlying trends in the Company’s operating performance and allows more accurate comparisons of the Company’s operating results to historical performance. In addition, management excludes severance costs, which may fluctuate significantly from quarter to quarter, because it believes these costs do not necessarily reflect expected future operating costs and do not contribute to a meaningful comparison of the Company’s operating results to historical performance.

Reconciliations of these non-GAAP financial measures to the most directly comparable GAAP measures are set out in the tables below.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION
(Dollars in thousands, except per share data)

Reconciliation of diluted earnings per share from continuing operations excluding severance, non-operating retirement costs and special items (or adjusted diluted earnings per share from continuing operations)

	First Quarter
	2018	2017 (1)	% Change
Diluted earnings per share from continuing operations	$0.13	$0.08	62.5%
Add:
Severance	0.01	0.01	—%
Non-operating retirement costs	0.02	0.01	100.0%
Special items:
Headquarters redesign and consolidation	0.01	0.01	—%
Income tax expense of adjustments	(0.01)	(0.01)	—%
Adjusted diluted earnings per share from continuing operations (2)	$0.17	$0.10	70.0%

(1)

Revised to reflect recast of GAAP results to conform with current period presentation and the revised definition of non-operating retirement costs. See Impact of Modification of Non-GAAP Measures for more information.

(2)	Amounts may not add due to rounding.

Reconciliation of operating profit before depreciation & amortization, severance, multiemployer pension plan withdrawal costs and special items (or adjusted operating profit)

	First Quarter
	2018	2017 (1)	% Change
Operating profit	$34,055	$27,815	22.4%
Add:
Depreciation & amortization	15,041	16,153	(6.9)%
Severance	2,389	1,600	49.3%
Multiemployer pension plan withdrawal costs	2,104	2,273	(7.4)%
Special items:
Headquarters redesign and consolidation	1,888	2,402	(21.4)%
Adjusted operating profit	$55,477	$50,243	10.4%

(1)

Revised to reflect recast of GAAP results to conform with current period presentation and the revised definition of adjusted operating profit. See Impact of Modification of Non-GAAP Measures for more information.

Reconciliation of operating costs before depreciation & amortization, severance and multiemployer pension plan withdrawal costs (or adjusted operating costs)

	First Quarter
	2018	2017 (1)	% Change
Operating costs	$378,005	$368,587	2.6%
Less:
Depreciation & amortization	15,041	16,153	(6.9)%
Severance	2,389	1,600	49.3%
Multiemployer pension plan withdrawal costs	2,104	2,273	(7.4)%
Adjusted operating costs	$358,471	$348,561	2.8%

(1)

Revised to reflect recast of GAAP results to conform with current period presentation and the revised definition of adjusted operating costs. See Impact of Modification of Non-GAAP Measures for more information.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands, except per share data)

Impact of Modification of Non-GAAP Measures
In connection with the adoption of ASU 2017-07 in the first quarter of 2018, the Company modified its definitions of adjusted operating profit, adjusted operating costs and non-operating retirement costs in response to changes in the GAAP presentation of single employer pension and postretirement benefit costs. For comparability purposes, the Company has presented each of its non-GAAP financial measures for the first quarter of 2017 and the full year 2017 reflecting the recast of its financial statements for such periods to account for the adoption of ASU 2017-07 and the revised definitions of the non-GAAP financial measures. The following tables show the adjustments to the previously presented metrics.

Adjustments made to the reconciliation of diluted earnings per share from continuing operations to adjusted diluted earnings per share from continuing operations

	First Quarter
	2017 Previously Reported	Adjustment		2017 Recast
Diluted earnings per share from continuing operations	$0.08	$—		$0.08
Add:
Severance	0.01	—		0.01
Non-operating retirement costs	0.02	(0.01)	(2)	0.01
Special items:
Headquarters redesign and consolidation	0.01	—		0.01
Income tax expense of adjustments	(0.01)	—		(0.01)
Adjusted diluted earnings per share from continuing operations (1)	$0.11	$(0.01)		$0.10

(1) Amounts may not add due to rounding.
(2) Reflects the inclusion of amortization of prior service credits in the definition of non-operating retirement costs.

Adjustments made to the reconciliation of operating profit to adjusted operating profit

	First Quarter
	2017 Previously Reported	Adjustment		2017 Recast
Operating profit	$29,009	$(1,194)	(1)	$27,815
Add:
Depreciation & amortization	16,153	—		16,153
Severance	1,600	—		1,600
Non-operating retirement costs	3,503	(3,503)	(2)	—
Multiemployer pension plan withdrawal costs	—	2,273	(2)	2,273
Special items:
Headquarters redesign and consolidation	2,402	—		2,402
Adjusted operating profit	$52,667	$(2,424)	(3)	$50,243

(1) Recast as a result of the adoption of ASU 2017-07. See footnote (d) to the Condensed Consolidated Statements of Operations for more information.
(2) As a result of the change in the definition of adjusted operating profit, only multiemployer pension plan withdrawal costs, rather than all non-operating retirement costs, are excluded from adjusted operating profit.
(3) Represents amortization of prior service credits, which historically were a component of operating profit but not an adjustment to adjusted operating profit. As a result of the adoption of ASU 2017-07, amortization of prior service credits are now a component of other components of net periodic benefit costs/(income) rather than operating profit. For the first quarter of 2017, $(2.4) million amortization of prior service credits have been reclassified out of operating profit thereby reducing operating profit and adjusted operating profit.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands, except per share data)

Adjustments made to the reconciliation of operating costs to adjusted operating costs

	First Quarter
	2017 Previously Reported	Adjustment		2017 Recast
Operating costs	$367,393	$1,194	(1)	$368,587
Less:
Depreciation & amortization	16,153	—		16,153
Severance	1,600	—		1,600
Non-operating retirement costs	3,503	(3,503)	(2)	—
Multiemployer pension plan withdrawal costs	—	2,273	(2)	2,273
Adjusted operating costs	$346,137	$2,424	(3)	$348,561

(1) Recast as a result of the adoption of ASU 2017-07. See footnote (d) to the Condensed Consolidated Statements of Operations for more information.
(2) As a result of the change in the definition of adjusted operating costs, only multiemployer pension plan withdrawal costs, rather than all non-operating retirement costs, are excluded from adjusted operating costs.
(3) Represents amortization of prior service credits, which historically were a component of operating costs but not an adjustment to adjusted operating costs. As a result of the adoption of ASU 2017-07, amortization of prior service credits are now a component of other components of net periodic benefit costs/(income) rather than operating costs. For the first quarter of 2017, $(2.4) million amortization of prior service credits have been reclassified out of operating costs thereby increasing operating costs and adjusted operating costs.

The following table reconciles other components of net periodic benefit costs/(income), excluding special items, to the comparable non-GAAP metric, non-operating retirement costs.

First Quarter of 2017
Pension:
Interest cost	$17,550
Expected return on plan assets	(26,136)
Amortization and other costs	8,441
Amortization of prior service credit (1)	(486)
Non-operating pension income	(631)
Other postretirement benefits:
Interest cost	470
Amortization and other costs	905
Amortization of prior service credit (1)	(1,938)
Non-operating other postretirement benefits income	(563)
Other components of net periodic benefit income	(1,194)
Multiemployer pension plan withdrawal costs	2,273
Total non-operating retirement costs	$1,079

(1) The total amortization of prior service credit was $2.4 million for the first quarter of 2017.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands, except per share data)

Adjustments made to the reconciliation of diluted earnings per share from continuing operations to adjusted diluted earnings per share from continuing operations

	Twelve Months
	2017 Previously Reported	Adjustment		2017 Recast
Diluted earnings per share from continuing operations	$0.03	$—		$0.03
Add:
Severance	0.15	—		0.15
Non-operating retirement costs	0.07	(0.06)	(2)	0.01
Special items:
Headquarters redesign and consolidation	0.06	—		0.06
Pension settlement expense	0.62	—		0.62
Postretirement benefit plan settlement gain	(0.23)	—		(0.23)
Gain in joint ventures, net of noncontrolling interest	(0.08)	—		(0.08)
Income tax expense/(benefit) of adjustments	(0.24)	0.02	(2)	(0.22)
Deferred tax asset remeasurement adjustment	0.42	—		0.42
Adjusted diluted earnings per share from continuing operations (1)	$0.80	$(0.04)		$0.76

(1) Amounts may not add due to rounding.
(2) Reflects the inclusion of amortization of prior service credits in the definition of non-operating retirement costs.

Adjustments made to the reconciliation of operating profit to adjusted operating profit

	Twelve Months
	2017 Previously Reported	Adjustment		2017 Recast
Operating profit	$112,366	$64,225	(1)	$176,591
Add:
Depreciation & amortization	61,871	—		61,871
Severance	23,949	—		23,949
Non-operating retirement costs	11,152	(11,152)	(2)	—
Multiemployer pension plan withdrawal costs	—	6,599	(2)	6,599
Special items:
Headquarters redesign and consolidation	10,090	—		10,090
Postretirement benefit plan settlement gain	(37,057)	32,737	(1)	(4,320)
Pension settlement expense	102,109	(102,109)	(1)	—
Adjusted operating profit	$284,480	$(9,700)	(3)	$274,780

(1) Recast as a result of the adoption of ASU 2017-07. In the twelve months of 2017, ($5.1) million of pension related income and $69.3 million of pension related special items were reclassified out of operating profit into a new line item other components of net periodic benefit costs/(income).
(2) As a result of the change in the definition of adjusted operating profit, only multiemployer pension plan withdrawal costs, rather than all non-operating retirement costs, are excluded from adjusted operating profit.
(3) Represents amortization of prior service credits, which historically were a component of operating profit but not an adjustment to adjusted operating profit. As a result of the adoption of ASU 2017-07, amortization of prior service credits are now a component of other components of net periodic benefit costs/(income) rather than operating profit. For the twelve months of 2017, ($9.7) million amortization of prior service credits have been reclassified out of operating profit thereby reducing operating profit and adjusted operating profit.

THE NEW YORK TIMES COMPANY
RECONCILIATION OF NON-GAAP INFORMATION (continued)
(Dollars in thousands, except per share data)

Adjustments made to the reconciliation of operating costs to adjusted operating costs

	Twelve Months
	2017 Previously Reported	Adjustment		2017 Recast
Operating costs	$1,488,131	$5,147	(1)	$1,493,278
Less:
Depreciation & amortization	61,871	—		61,871
Severance	23,949	—		23,949
Non-operating retirement costs	11,152	(11,152)	(2)	—
Multiemployer pension plan withdrawal costs	—	6,599	(2)	6,599
Adjusted operating costs	$1,391,159	$9,700	(3)	$1,400,859

(1) Recast as a result of the adoption of ASU 2017-07. In the twelve months of 2017, ($5.1) million of pension related income was reclassified out of operating costs into a new line item other components of net period benefit costs/(income).
(2) As a result of the change in the definition of adjusted operating costs, only multiemployer pension plan withdrawal costs, rather than all non-operating retirement costs, are excluded from adjusted operating costs.
(3) Represents amortization of prior service credits, which historically were a component of operating costs but not an adjustment to adjusted operating costs. As a result of the adoption of ASU 2017-07, amortization of prior service credits are now a component of other components of net periodic benefit costs/(income) rather than operating costs. For the twelve months of 2017, $(9.7) million amortization of prior service credits have been reclassified out of operating costs thereby increasing operating costs and adjusted operating costs.

The following table reconciles other components of net periodic benefit costs/(income), excluding special items, to the comparable non-GAAP metric, non-operating retirement costs.

Twelve Months of 2017
Pension:
Interest cost	$68,582
Expected return on plan assets	(102,900)
Amortization and other costs	33,369
Amortization of prior service credit (1)	(1,945)
Non-operating pension costs/(income)	(2,894)
Other postretirement benefits:
Interest cost	1,881
Amortization and other costs	3,621
Amortization of prior service credit (1)	(7,755)
Non-operating other postretirement benefits income	(2,253)
Other components of net periodic benefits income	(5,147)
Multiemployer pension plan withdrawal costs	6,599
Total non-operating retirement costs	$1,452

(1) The total amortization of prior service credit was $9.7 million for the twelve months of 2017.

CONTACT:
The New York Times Company
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or
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harlan.toplitzky@nytimes.com